Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2021, relating to the consolidated financial statements of Apollo Asset Management, Inc. (formerly Apollo Global Management, Inc. prior to January 1, 2022) and the effectiveness of Apollo Asset Management, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Apollo Asset Management, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, NY

January 3, 2022